Synacor Reports Third Quarter 2014 Results

•	Exceeds outlook -- reports revenue of $26.2M, an 8% increase from Q2 2014

•	Reports positive Q3 2014 adjusted EBITDA, excluding restructuring charges - restructure yields immediate operating results

•	Increases guidance again for FY2014 adjusted EBITDA

•	Outlines strategy to return to profitable revenue growth

BUFFALO, N.Y., October 30, 2014 (GLOBE NEWSWIRE) - Synacor Inc. (NASDAQ: SYNC) today announced its financial results for the third quarter of 2014.

“We are seeing increasing momentum from our restructuring this quarter, and the initial execution of our strategic plan,” said Synacor CEO Himesh Bhise. “Our results were above our quarterly revenue guidance, and we’re reporting positive adjusted EBITDA, excluding restructuring costs. We raised our full year adjusted EBITDA guidance last month, and seeing early Q4 performance trends, we are raising our guidance upward again. We believe we will come in at the higher end of our revenue guidance range, and are cautiously optimistic that we will be able to deliver positive adjusted EBITDA, excluding one-time items, for the full year.”

Synacor’s strategic plan for growth is based on a foundation of operating discipline driving four pillars of market opportunity:

•	Increase value for existing customers by optimizing experience and monetization

•	Innovate on Synacor-as-a-platform for advanced services

•	Win new customers in current and related verticals

•	Extend product portfolio into emerging growth areas

“We are excited about Synacor’s path forward. We believe the company has a unique opportunity to be the trusted technology, services and revenue partner for video, Internet and communications providers, and device manufacturers. We deliver modern, multiscreen experiences and advertising to their consumers that require scale, actionable data and sophisticated implementation,” Bhise continued.

Q3 2014 Financial Results

Revenue: For the third quarter of 2014, total revenue was $26.2 million, an increase of 8% over $24.2 million in the second quarter 2014. This compares to $26.6 million in the third quarter of 2013.

For the quarter, search and display advertising revenue was $20.6 million, an increase of 11% over $18.5 million in the second quarter 2014. This compares to $20.9 million in the third quarter of 2013.

Subscription-based revenue was $5.6 million for Q3 2014, compared to $5.7 million in the second quarter 2014 and $5.6 million in the third quarter of 2013.

Net Income/Loss: For the third quarter of 2014, net loss was $2.6 million compared to a net loss of $0.8 million in the third quarter of 2013. Earnings per share, or EPS, was a loss of $0.09. Net loss includes stock-based compensation expense of $1.2 million, or $0.04 per share, in the third quarter of 2014, as compared to $0.7 million, or $0.02 per share, in the third quarter of 2013. Net loss in the third quarter of 2014 also includes restructuring costs of $1.3 million or $0.05 per share. The EPS calculation for the third quarter of 2014 is based on 27.4 million weighted average common shares outstanding. The EPS calculation for the third quarter of 2013 was based on 27.3 million weighted average common shares outstanding.

Adjusted EBITDA: For the third quarter of 2014, adjusted EBITDA was $0.1 million, excluding $1.3 million in restructuring costs and stock-based compensation expense of $1.2 million, compared to $0.9 million, excluding $0.7 million of stock-based compensation expense in the third quarter of 2013.

Cash: For the third quarter of 2014, Synacor ended with $24.4 million in cash and cash equivalents, compared to $25.7 million at the end of the prior quarter. Cash used by operating activities was $0.5 million, compared to a use of $4.6 million in the second quarter of 2014.

Business Outlook

Based on information available as of October 30, 2014, the company is providing financial guidance for the fourth quarter and fiscal 2014 as follows:

•
Q4 2014 Guidance: Revenue for the fourth quarter of 2014 is projected to be in the range of $25.3 million to $27.3 million. For the fourth quarter of 2014, the company expects to report adjusted EBITDA of $1.3 million to $2.3 million.

•
Fiscal 2014 Guidance: Revenue for the full year of 2014 is projected to be at the higher end of our revenue range of $100 million to $103 million. For the full year of 2014, the company expects to report adjusted EBITDA of ($0.5) million to $0.5 million, excluding one-time restructuring costs of $1.3 million and a $1.0 million pretax gain from the sale of a domain name in Q2.

Conference Call Details

Synacor will host a conference call today at 5 p.m. ET to discuss the third quarter 2014 financial results and review the Company’s strategic plan with the investment community. The live webcast, including slides, of Synacor's conference call can be accessed at http://investor.synacor.com/events.cfm. To participate, please login approximately ten minutes prior to the webcast. For those without access to the Internet, the call may be accessed toll-free via phone at (877) 837-3911, with conference ID 11232317, or callers outside the U.S. may dial (253) 237-1167. Following completion of the call, a recorded webcast replay will be available on Synacor's website through November 14, 2014. To listen to the telephone replay, call toll-free (855) 859-2056, or callers outside the U.S. may dial (404) 537-3406. The conference ID is 11232317.

About Synacor

Synacor (NASDAQ: SYNC) is the trusted technology, services and revenue partner for video, Internet and communications providers, and device manufacturers. We deliver modern, multiscreen experiences and advertising to their consumers that require scale, actionable data and sophisticated implementation. www.synacor.com

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP).

We report adjusted EBITDA because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors.

For a reconciliation of adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, please refer to the table “Reconciliation of GAAP to Non-GAAP Measures” in this press release.

Safe Harbor Statement

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements concerning Synacor's expected financial performance (including, without limitation, statements and information in the Business Outlook section and the quotations from management), as well as Synacor's strategic and operational plans. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions.  If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the company's results could differ materially from the results expressed or implied by the forward-looking statements the company makes.

The risks and uncertainties referred to above include - but are not limited to - risks associated with: execution of our plans and strategies; the loss of a significant customer; our ability to obtain new customers; expectations regarding consumer taste and user adoption of applications and solutions; developments in Internet browser software and search advertising technologies; the transition of responsibilities to our newly-appointed chief executive officer; general economic conditions; expectations regarding the company's ability to timely expand the breadth of services and products or introduction of new services and products; consolidation within the cable and telecommunications industries; changes in the competitive dynamics in the market for online search and display advertising; the risk that security measures could be breached and unauthorized access to subscriber data could be obtained; potential third party intellectual property infringement claims; and the price volatility of our common stock.

Further information on these and other factors that could affect the company's financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled "Risk Factors" in the company's most recent Form 10-Q filed with the SEC on August 14, 2014. These documents are available on the SEC Filings section of the Investor Information section of the company's website at http://investor.synacor.com/. All information provided in this release and in the attachments is available as of October 30, 2014. Synacor is under no obligation to, and expressly disclaims any such obligation to, update or alter their respective forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investor Contact:
Denise Garcia, MD
ICR
ir@synacor.com
716-362-3309

Press Contact:
Meredith Roth, VP, Corporate Communications
Synacor
mroth@synacor.com
716-362-3888

The Synacor logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11609

Synacor, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of December 31,	As of September 30,
	2013	2014
Assets
Current assets:
Cash and cash equivalents	$36,397	$24,359
Accounts receivable, net	14,569	16,908
Preferred expenses and other current assets	1,691	1,790
Deferred income taxes	314	1,150
Total current assets	52,971	44,207
Property and equipment, net	14,085	15,536
Deferred income taxes, non-current	4,455	6,255
Other long-term assets	348	127
Goodwill	1,565	1,565
Convertible promissory note	1,000	1,000
Investment in equity interest	365	141
Total Assets	$74,789	$68,831
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$13,573	$10,794
Accrued expenses and other current liabilities	5,177	7,050
Current portion of capital lease obligations	1,946	1,276
Total current liabilities	20,696	19,120
Long-term portion of capital lease obligations	885	1,344
Other long-term liabilities	977	366
Total Liabilities	22,558	20,830
Stockholders' Equity:
Common stock	277	279
Treasury stock	(569)	(1,141)
Additional paid-in capital	102,226	105,075
Accumulated deficit	(49,705)	(56,220)
Accumulated other comprehensive income	2	8
Total stockholders’ equity	52,231	48,001
Total Liabilities and Stockholders' Equity	$74,789	$68,831

Synacor, Inc.
Condensed Consolidated Statements of Operations
(In thousands except share and per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2014	2013	2014
Revenue	$26,551	$26,231	$82,402	$75,670
Costs and operating expenses:
Cost of revenue (1)	14,083	14,386	43,864	41,404
Research and development (1)(2)	7,404	7,577	21,548	22,188
Sales and marketing (2)	2,058	2,601	6,332	7,194
General and administrative (1)(2)	2,805	4,090	8,772	10,689
Depreciation	1,119	1,133	3,387	3,308
Gain on sale of domain	—	—	—	(1,000)
Total costs and operating expenses	27,469	29,787	83,903	83,783

Loss from operations	(918)	(3,556)	(1,501)	(8,113)

Other expense	(15)	(14)	(30)	—
Interest expense	(39)	(75)	(140)	(186)
Loss before income taxes and equity interest	(972)	(3,645)	(1,671)	(8,299)
Benefit for income taxes	(260)	(1,288)	(446)	(2,613)
Loss on equity interest	(120)	(239)	(314)	(829)
Net loss	$(832)	$(2,596)	$(1,539)	$(6,515)

Net loss per share:
Basic	$(0.03)	$(0.09)	$(0.06)	$(0.24)
Diluted	$(0.03)	$(0.09)	$(0.06)	$(0.24)

Weighted average shares used to compute net loss per share:
Basic	27,333,693	27,378,299	27,293,898	27,391,159
Diluted	27,333,693	27,378,299	27,293,898	27,391,159
Notes:

(1)	Exclusive of depreciation shown separately.

(2)	Includes stock-based compensation as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2014	2013	2014
Research and development	$318	$691	$860	$1,392
Sales and marketing	97	129	249	361
General and administrative	268	406	753	1,001
	$683	$1,226	$1,862	$2,754

Synacor, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine months ended September 30,
	2013	2014
Cash Flows from Operating Activities:
Net loss	$(1,539)	$(6,515)
Adjustments to reconcile net loss to net cash provided (used) in operating activities:
Depreciation	3,387	3,308
Stock-based compensation expense	1,862	2,754
Gain on sale of domain	—	(1,000)
Provision for deferred income taxes	(468)	(2,636)
Loss in equity investment	314	829
Change in assets and liabilities net of effect of acquisition:
Accounts receivable, net	1,265	(2,338)
Prepaid expenses and other current assets	(408)	(84)
Other long-term assets	115	221
Accounts payable	(2,586)	(2,099)
Accrued expenses and other current liabilities	(1,246)	1,877
Other long-term liabilities	64	(611)
Net cash provided (used) in operating activities	760	(6,294)
Cash Flows from Investing Activities:
Purchases of property and equipment	(4,550)	(3,945)
Investment in equity interest	(400)	(605)
Proceeds from sale of domain	—	1,000
Cash paid for business acquisition	(500)	—
Purchase of convertible promissory notes	(1,000)	—
Net cash used in investing activities	(6,450)	(3,550)
Cash Flows from Financing Activities:
Repayments on capital lease obligations	(1,662)	(1,700)
Proceeds from exercise of common stock options	179	62
Purchase of treasury stock	—	(562)
Net cash used in financing activities	(1,483)	(2,200)
Effect of exchange rate changes on cash and cash equivalents	7	6
Net decrease in Cash and Cash Equivalents	(7,166)	(12,038)
Cash and Cash Equivalents at beginning of period	41,944	36,397
Cash and Cash Equivalents at end of period	$34,778	$24,359

Synacor, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(In thousands)
(Unaudited)
The following table presents a reconciliation of net loss to adjusted EBITDA for each of the periods indicated:

	Three months ended September 30,		Nine months ended September 30,
	2013	2014	2013	2014
Reconciliation of Adjusted EBITDA:
Net loss	$(832)	$(2,596)	$(1,539)	$(6,515)
Provision for income taxes	(260)	(1,288)	(446)	(2,613)
Interest expense	39	75	140	186
Other	15	14	30	—
Depreciation	1,119	1,133	3,387	3,308
Stock-based compensation	683	1,226	1,862	2,753
Loss on equity interest	120	239	314	829
Gain on sale of domain	—	—	—	(1,000)
Reduction in workforce severance and related costs	—	1,260	—	1,260
Adjusted EBITDA	$884	$63	$3,748	$(1,792)

Synacor, Inc.
Key Business Metrics
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2014	2013	2014
Key Business Metrics:
Unique Visitors (1)	19,373,165	18,382,373	19,773,438	18,667,739
Search Queries (2)	165,556,903	124,737,947	554,226,885	408,108,308
Advertising Impressions (3)	9,518,576,265	9,655,536,256	31,294,537,578	27,139,904,203
Notes:

(1)	Reflects the number of unique visitors to our customers' websites computed on an average monthly basis during the applicable period, as measured by comScore.

(2)	Reflects the total number of search queries during the applicable period, as reported by Google.

(3)	Reflects the total number of advertising impressions during the applicable period, as reported by DoubleClick and other partners.